Exhibit 107
CALCULATION OF FILING FEE TABLE
Schedule 14A
(Form Type)

Barnwell Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	US$6,346,520(1)	0.0000870	US$552.15(2)
Fees Previously Paid	—	—	—
Total Transaction Valuation	US$6,346,520	—
Total Fees Due for Filing	—	—	US$552.15
Total Fees Previously Paid	—	—	—
Total Fee Offsets	—	—	—
Net Fee Due	—		US$552.15

(1)	Solely for the purpose of calculating the filing fee under Rule 0-11(c)(2) under the Exchange Act, the maximum aggregate value of the transaction was determined as the sum of (a) the C$4,000,000 Cash Consideration and (b) C$5,000,000, the value attributed to the 5% Royalty in the Purchase Agreement, totaling C$9,000,000 (the Base Purchase Price), converted into U.S. dollars at an exchange rate of C$1.4181 per US$1.00 on November 10, 2026, the most recent rate published before the date of filing (C$9,000,000 ÷ 1.4181 = US$6,346,520, rounded to the nearest dollar). The transaction valuation does not include any amount that may be paid upon exercise of the call right under the Call Agreement, which is contingent and at the discretion of the Call Affiliate.

(2)	Determined in accordance with Section 14(g) of the Exchange Act and Rule 0-11 by multiplying the transaction valuation by 0.0000870.